EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Retirement Plans Committee of Thomas & Betts Corporation
      We consent to the incorporation by reference in the registration statements (Nos. 33-56789, 333-122483 and 333-93101) on Form S-8 of Thomas & Betts Corporation pertaining to the Thomas & Betts Corporation Employees’ Investment Plan of our report dated June 19, 2006, relating to the statements of net assets available for benefits of Thomas & Betts Corporation Employees’ Investment Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2005, and the related schedule, which report appears in the December 31, 2005 Annual Report on Form 11-K of Thomas & Betts Corporation Employees’ Investment Plan.

/s/ KPMG LLP
Memphis, Tennessee
June 19, 2006

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